Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated on Form S-8 (File No. 333-218340) of our report dated February 22, 2022, on our audits of the consolidated financial statements of Escalade, Incorporated as of December 25, 2021, and December 26, 2020, and for each of the three years in the period ended December 25, 2021, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP

Evansville, Indiana

February 22, 2022